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                                                                    EXHIBIT 3.1A

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         EDUCATION LOANS INCORPORATED


     Pursuant to Section 47-22-27 of the South Dakota Codified Laws, Education Loans Incorporated adopts the following Restated Articles of Incorporation:

                                   ARTICLE I

     The name of the Corporation is Education Loans Incorporated.

                                  ARTICLE II

     The period of existence is in perpetuity from and after the date of filing these Articles of Incorporation with the Secretary of State of South Dakota unless dissolved according to law.

                                  ARTICLE III

     The purpose or purposes for which the Corporation is organized:

     The Corporation is organized exclusively for the purpose of providing funds for the acquisition of, and acquiring, student loan notes incurred under the Federal Higher Education Act of 1965, as amended, and to provide procedures for the servicing of such loans as required for continued participation in the Federally Insured Guaranteed Student Loan Program under the Higher Education Act of 1965, as amended, and to devote any income (after payment of expenses, debt service and the creation of reserves for the same) to the purchase of additional student loan notes or to pay over any income to the United States. The Corporation shall have and exercise all powers conferred by the law of the State of South Dakota upon corporations formed under the South Dakota Nonprofit Corporation Act which are consistent with the foregoing purposes and which an organization described in Section 103(e) of the Internal Revenue Code of 1954, as amended through October 21, 1986, Sections 150(d) and 501(c)(3) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), or the corresponding provisions of any future United States Internal Revenue Law, and the regulations promulgated thereunder, may have or exercise. Notwithstanding any other provision of these Articles, the Corporation shall not carry on any other activities not permitted to be carried on (a) by an organization described under Section 501(c)(3) of the Code and exempt from Federal income tax under Section 501(a) of the Code (or the corresponding provision of
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     any future United States Internal Revenue Law) or (b) by a corporation, contributions to which are deductible under Section 170(c)(2) of the Code (or the corresponding provision of any future United States Internal Revenue Law).

                                  ARTICLE IV

     The Corporation will be a nonmembership corporation.

                                   ARTICLE V

     In the Event of dissolution of the Corporation, no individual shall be entitled to any distribution or division of its remaining property or its proceeds. The balance of money and other property received by the Corporation from any source (after payment of all debts and obligations) shall be distributed to the United States, to the extent such money and other property constitutes "income" or is otherwise required to be distributed to the United States in order to enable the Corporation to issue "qualified scholarship fund bonds" within the meaning of Section 150(d) of the Code or the corresponding provisions of any future United States Internal Revenue Law. To the extent not otherwise provided in the preceding sentence, such money and other property shall be distributed to the State of South Dakota for public purposes.

                                  ARTICLE VI

     The address of its registered office is 105 First Avenue S.W., Aberdeen, South Dakota 57401 and the name of its registered agent at such address is
A. Norgrin Sanderson.

                                  ARTICLE VII

     The corporation shall be governed by a Board of Directors consisting of not less than four nor more than seven members of the Board of Directors as are from time to time set by the directors of the corporation. The directors shall be elected annually as provided in the By-Laws and shall serve one-year terms or until their successors are elected and qualified. Individuals who have not served on the Board of Directors within the previous year shall be submitted to the then Governor of the State of South Dakota for his approval.

     These Articles may be amended in the manner authorized by law at the time of amendment.

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                                 VERIFICATION

     The foregoing Restated Articles of Incorporation of Education Loans Incorporated correctly set forth the provisions of the original Articles of Incorporation as heretofore amended, have been duly adopted by the Board of Directors at a meeting held on May 6, 1997, and supersede the original Articles and all amendments thereto.


Executed in duplicate on May 6, 1997.    /s/ A. Norgrin Sanderson
                                         __________________________________
                                         A. Norgrin Sanderson, President



State Of South Dakota  )
                       ) ss
County Of Brown        )

     On this the 6th day of May, 1997, before me, the undersigned officer, personally appeared A. Norgrin Sanderson, known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

     IN WITNESS WHEREOF I hereunto set my hand and official seal.



[Notarial Seal]                          /s/ Leah Tobin
                                         __________________________________
                                         Notary Public

                                         My Commission Expires: October 30, 2000

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